As filed with the U.S. Securities and Exchange Commission on March 3, 2021

Registration No. 333-251342

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Elite Education Group International Limited

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	8200	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1209 N. University Blvd, Middletown, OH 45042

Tel: +1 513-649-8350

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including areas code, of agent for service)

Copies to:

F. Alec Orudjev, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 Tel: 202-724-6848	Richard I. Anslow, Esq. Jonathan Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: 212-370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Maximum Aggregate Offering Price (1)(2)(3)	Amount of Registration Fee
Units (6)	$6,900,000	$752.79
Common shares, par value $0.016 per share (4)	$-	$-
Warrants to purchase common stock (4)	$-	$-
Common shares issuable upon exercise of the Series A Warrants	$6,900,000	$752.79
Common shares issuable upon exercise of the Series B Warrants	$8,625,000	$940.98
Underwriters’ warrants (5)
Common shares underlying Underwriters’ warrants (5)	$660,000	$72.00
Total	$23,085,000	$2,518.57	(7)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Includes the price of additional common shares and warrants to purchase common shares that the underwriters have the option to purchase to cover overallotments, if any.
(4)	Included in the price of the units. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common shares underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 110% of the public offering price of the common share in the units sold in this offering.
(6)	Each unit includes (i) one share of common stock, (ii) one Series A Warrant, and (iii) one Series B Warrant.
(7)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form F-1 (File No. 333-251342) of Elite Education Group International Limited is being filed for the sole purpose of filing Exhibit 8.2. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

BVI law does limit the extent to which a company’s Memorandum and Articles of Association may provide for indemnification of officers and directors. Our Memorandum and Articles of Association provides for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default to the extent permitted under British Virgin Islands law. Indemnification is only available to a person who acted in good faith and in what that person believed to be in the best interests of our Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

A director, officer or agent of a company formed under the BVI laws is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. Our constitutional documents do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the BVI Business Companies Act permits indemnification of directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. There are no agreements that relieve directors, officer or agents from personal liability. We intend to obtain director and officer insurance.

Item 7.	Recent Sales of Unregistered Securities

Since our inception, we issued and sold 4,410,000 and 8,190,000 of our common shares to Zhang Jianbo and Wonderland Holdings International Limited, in consideration for USD$27,342 and $50,778, respectively. The foregoing issuances were made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, and/or rules and regulations promulgated thereunder, including Regulation D or Regulation S, by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit	Exhibit title

1.1	Form of Underwriting Agreement. (1)
3.1	Memorandum and Articles of Association. (1)
3.2	Amendment to the Memorandum and Articles of Association. (1)
4.1	Specimen Share Certificate. (1)
4.2	Form of Series A Warrant.(1)
4.3	Form of Series B Warrant.(1)
4.4	Form of Warrant Agency Agreement. (1)
5.1	Opinion of Ogier. (1)
5.2	Opinion of Schiff Hardin LLP. (1)
8.1	Opinion of Schiff Hardin relating tax matters. (1)
8.2	Opinion of Ogier relating tax matters.
10.1	Form independent director agreement. (1)
10.2	Employment Agreement between the Company and Jianbo Zhang. (1)
10.3	Employment Agreement between the Company and Zhenyu Wu. (1)
10.4	Employment Agreement between the Company and Jing Li. (1)
10.5	Employment Agreement between the Company and Yunxia Xu. (1)
10.6	Employment Agreement between the Company and Bo Yu. (1)
10.7	Renda Agreement. (1)
10.8	Indemnification Escrow Agreement. (1)
10.9	Form of Lock-Up Agreement (included in Exhibit 1.1).
10.10	2019 Equity Incentive Plan. (1)
10.11	International Student Recruitment Services Agreement. (1)
10.12	Agreement Miami University and Renda Finance and Education Technology Company. (1)
10.13	Employment Agreement between the Company and Tong Wang. (1)
14.1	Code of Conduct and Ethics. (1)
21.1	List of Subsidiaries of the Registrant. (1)
23.1	Consent of ZH CPA, LLC.(1)
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Schiff Hardin LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)
99.1	Charter of the Audit Committee. (1)
99.2	Charter of the Compensation Committee. (1)
99.3	Charter of the Nominating Committee. (1)

(1)	Previously filed.

(b) Financial Statement Schedules

None.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.”

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on March 3, 2021.

Elite Education Group International Limited

By:	/s/ Zhang Jianbo
Name:	Zhang Jianbo
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

Zhang Jianbo	Chairman, Chief Executive Officer	March 3, 2021
Zhang Jianbo	(Principal Executive Officer)

Zhenyu Wu	Chief Financial Officer and Director	March 3, 2021
Zhenyu Wu	(Principal Financial and Accounting Officer)

/s/ Craig Wilson*
Craig Wilson	Independent Director	March 3, 2021

/s/ G. Michael Pratt*
G. Michael Pratt	Independent Director	March 3, 2021

/s/ M. Kelly Cowan
M. Kelly Cowan	Independent Director	March 3, 2021

By:*	Zhang Jianbo
Zhang Jianbo, Attorney in fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this registration statement or amendment thereto in New York on March 3, 2021.

Authorized U.S. Representative

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director